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Press Release  Contact:  Martha Buckley              Media: David E. Bright
                         610 859-2952                610 859-3625/212 634-8810


               FOR IMMEDIATE RELEASE

                         FOAMEX INTERNATIONAL DISCLOSES
                         PRELIMINARY MERGER DISCUSSIONS
                      ------------------------------------

               LINWOOD, PENNSYLVANIA, February 9, 2000 - Foamex International Inc. (Nasdaq: FMXI), North America's largest manufacturer of flexible polyurethane and advanced polymer foam products, today confirmed that it is in discussions with respect to a proposal for a possible business combination involving the acquisition of all of the Company's outstanding common stock for cash. The Company stated that the proposal is subject to a number of conditions, including the buyer's ongoing due diligence and the execution of definitive agreements. If the proposal from the new group leads to a transaction, it is anticipated that John G. Johnson, Jr., Foamex's President and Chief Executive Officer, as well as other members of current management, would participate in the management of the Company following such a transaction.

                    The  Company  stated  that  it has  agreed  to an  exclusive negotiating period ending five business days after the delivery to the third party of Foamex's 1999 audited financial statements. There can be no assurance that the preliminary merger discussions will result in a transaction with the potential buyer, or that any transaction involving the Company will occur.

                    Foamex, headquartered in Linwood, Pennsylvania, manufactures and markets flexible polyurethane and advanced polymer products in North America. For more information, visit its web site at http://www.foamex.com.

                    This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors that could affect these results include those mentioned in the documents filed with the Securities and Exchange Commission.


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